PROSPECTUS SUPPLEMENT NO. 3 (TO PROSPECTUS DATED JUNE 18, 2008)	Filed pursuant to Rule 424(b)(3) under the Securities Act of 1933 in connection with Registration Statement No. 333-151536

Common Stock

This Prospectus Supplement No. 3 supplements and amends the prospectus dated June 18, 2008 relating to the resale of up to 20,153,000 shares of our common stock by Kingsbridge Capital Limited (“Kingsbridge”).

This prospectus supplement should be read in conjunction with the prospectus dated June 18, 2008, Prospectus Supplement No. 1 dated July 11, 2008 and Prospectus Supplement No. 2 dated August 1, 2008, which are to be delivered with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any supplements or amendments to it. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

We are filing this prospectus supplement to reflect a draw down by us pursuant to the Common Stock Purchase Agreement, dated May 22, 2008, between Kingsbridge and ourselves.

The table appearing under the caption “Selling Stockholder” on page 24 of the prospectus is hereby further supplemented and amended by adding the following to the end of footnote (2) to that table, as previously supplemented and amended:

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“On October 6, 2008, we delivered a notice to Kingsbridge to effect a draw down of up to $1,500,000. The first trading day of the eight day pricing period for this draw down was October 7, 2008. In connection with this draw down, we issued an aggregate of 913,827 shares of our common stock to Kingsbridge at an aggregate purchase price of $1,312,500. The settlement dates for this drawdown were October 13, 2008 and October 17, 2008.”

Investing in our common stock involves significant risks. See “Risk Factors” beginning on Page 7 of the prospectus, as well as the section entitled “Risk Factors” included in our recent quarterly and annual reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 20, 2008.